Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
July 31, 2013	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Reports Second Quarter 2013 Results
WEST DES MOINES, Iowa (July 31, 2013) - American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported second quarter 2013 net income of $120.1 million, or $1.71 per diluted common share, compared to second quarter 2012 net income of $18.8 million, or $0.30 per diluted common share.
Non-GAAP operating income1 for the second quarter of 2013 was $30.3 million, or $0.43 per diluted common share, compared to second quarter 2012 non-GAAP operating income1 of $27.4 million or $0.43 per diluted common share.
Second quarter 2013 net income and non-GAAP operating income1 includes an after tax charge of $5.5 million or $0.08 per diluted common share to cover assessments from state guaranty fund associations related to the insolvency of Executive Life Insurance Company of New York (“ELNY”). Excluding this charge, second quarter 2013 non-GAAP operating income1 was$35.8 million, or $0.51 per diluted common share.
Highlights for the second quarter of 2013 include:

•	Pre-charge non-GAAP operating income[1] per share of $0.51 up 19% compared to second quarter 2012.

•	Annuity sales (before coinsurance) were $1.1 billion compared to first quarter 2013 annuity sales of $930 million.

▪	Total invested assets were $29.1 billion (amortized cost basis = $27.9 billion).

▪	Investment spread was 2.70% compared to 2.68% for the first quarter of 2013.

▪	Estimated risk-based capital (RBC) ratio at June 30, 2013 remained above target at 324%.

▪	Book value per share (excluding accumulated other comprehensive income) increased to $18.66 at June 30, 2013 compared to $16.84 at March 31, 2013.

1     In addition to net income, we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See Company's Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Because these items fluctuate from period to period in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor's understanding of our underlying results and profitability.

Commenting on results, David J. Noble, founder and Executive Chairman said: “Second quarter 2013 financial results were very satisfactory. Assets under management grew 4% from last quarter which includes sales of $1.1 billion. Our operating income1 per share, exclusive of the charge for the ELNY state guaranty fund assessments, grew 19% year over year and translated into an 11.1% return on average equity for the trailing 12 months. And most importantly, our investment spread for the quarter was 2.70% and we made significant progress investing our excess cash and short-term investments into higher yielding investments.”
SPREAD IMPROVES AS CASH AND SHORT-TERM INVESTMENTS REDUCED
American Equity’s investment spread for the second quarter of 2013 increased to 2.70% compared to 2.68% for the first quarter of 2013. Second quarter 2013 investment spread and average yield on invested assets continued to be affected by the impact of high levels of low yielding cash and short-term investments during the quarter. The average yield on invested assets including the excess cash and short-term investments balances was 4.94% for the second quarter of 2013 compared to 5.01% in the first quarter of 2013 and 5.34% in the second quarter of 2012.
American Equity reduced the average balance for excess cash and short-term investments to $1.7 billion in the second quarter of 2013 from $1.8 billion in the first quarter of 2013 and $2.7 billion in the fourth quarter of 2012. The average balance in the second quarter of 2012 was $1.45 billion. The growth of this balance in 2012 was primarily attributable to calls of U.S. Government agency securities. At June 30, 2013, the Company held $816 million in excess cash and short-term investments compared to $1.3 billion and $2.2 billion at March 31, 2013 and December 31, 2012, respectively.
Average yield on invested assets continues to decline as proceeds from securities called for redemption and new premiums are invested at rates below the portfolio rate. The average yield on fixed income securities purchased and commercial mortgage loans funded in the second quarter of 2013 was 3.49% compared to an average yield of 3.48% in the first quarter of 2013. The decrease in investment yield was offset by a reduction in the aggregate cost of money on annuity liabilities to 2.24% in the second quarter of 2013 compared to 2.33% in the first quarter of 2013 and 2.64% in the second quarter of 2012. The reductions in the cost of money reflect adjustments to new money and renewal crediting rates to policyholders.
John M. Matovina, Chief Executive Officer and President commented: “We continue to believe that restoring our investment spread to the 3.00% target is a realistic and achievable objective. Because we made more progress in reducing the excess cash and short-term investments balance during the second quarter than we had previously expected, we now expect to be in a fully invested position by the end of the third quarter of 2013. At current rates and market conditions, our call exposure for the remainder of 2013 is $500 million of agency bonds that are callable in October. These bonds were purchased at a premium to par with yields of 0.72% - 0.77% through their expected initial call dates in July 2013. The securities were not called in July and now yield 3.75%. However, they are callable quarterly and a modest decline in interest rates from current levels could result in the calls being exercised on their next call dates in October.”
Matovina concluded, “Even as the income side of our spread measurement improves, we maintain flexibility to reduce our cost of money through adjustments to fixed crediting rates, caps and participation rates. We expect further declines in our cost of money from rate adjustments already implemented and will be making further renewal rate adjustments in 2013 and 2014. We have room to reduce our cost of money by another 60 bps before bumping up against minimum guaranteed rates.”
OUTLOOK
Commenting on the outlook for American Equity, David Noble said: “American Equity has always prided itself on being a growth company, and the results this quarter confirm our commitment to grow. Operating income1 per share—adjusted for the ELNY guaranty fund assessment charge—grew 19% over the year-ago quarter, and has increased sequentially for the last three quarters. Our assets under management are up 14% in the last twelve months and we are optimistic our sales momentum will carry through the balance of the year.
Noble continued, “We delivered this growth while conservatively managing our risks and financial profile, sustaining a double-digit operating return on average equity, and maintaining a cushion to our targeted RBC ratio. American Equity is well positioned to capitalize on the growing demand for guaranteed retirement savings and income products and expect our invested assets and earnings to continue to grow in the periods ahead.”
LIABILITY MANAGEMENT
On July 17, 2013, the Company issued $400 million aggregate principal amount of its 6.625% Senior Notes due 2021 (the “Notes”). The Company used $15 million of the net proceeds from the Notes issuance to repay the entire amount outstanding under the Company’s revolving credit facility and intends to use the remaining net proceeds to pay the cash consideration required to purchase the Company’s outstanding convertible note issues pursuant to exchange offers the Company anticipates making to the holders of the convertible notes in the near future.
On March 25, 2013, notice of mandatory redemption was issued for the Company’s 5.25% Contingent Convertible Senior Notes Due 2024. Approximately $25.8 million principal amount or 91% of the convertible notes exercised their conversion rights prior to the April 30, 2013 mandatory redemption date. The holders of these notes received the principal amount of their notes in cash and 216,729 shares of American Equity common stock for the conversion premium. The balance of the convertible notes ($2.45 million principal amount) was redeemed for cash of $2.5 million (includes accrued interest of $0.05 million).
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss second quarter 2013 earnings on Thursday, August 1, 2013, at 10:00 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 866-515-2915, passcode 44827480 (international callers, please dial 617-399-5129). An audio replay will be available via telephone through August 22, 2013 at 1-888-286-8010, passcode 66406844 (international callers will need to dial 617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
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American Equity Investment Life Holding Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Revenues:
Traditional life insurance premiums	$2,913	$3,248	$5,611	$6,470
Annuity product charges	23,511	21,908	44,992	41,301
Net investment income	336,143	320,259	665,833	647,169
Change in fair value of derivatives	64,040	(150,847)	438,002	108,314
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	15,689	(611)	26,274	(6,687)
OTTI losses on investments:
Total OTTI losses	(2,775)	(375)	(4,964)	(2,156)
Portion of OTTI losses recognized from other comprehensive income	—	(603)	(1,048)	(1,703)
Net OTTI losses recognized in operations	(2,775)	(978)	(6,012)	(3,859)
Loss on extinguishment of debt	(589)	—	(589)	—
Total revenues	438,932	192,979	1,174,111	792,708

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	2,106	2,250	3,841	4,367
Interest sensitive and index product benefits	336,025	142,733	561,834	281,856
Amortization of deferred sales inducements	120,536	25,940	149,367	42,650
Change in fair value of embedded derivatives	(408,409)	(80,989)	(45,137)	278,077
Interest expense on notes payable	6,780	7,072	14,028	14,067
Interest expense on subordinated debentures	3,018	3,563	6,027	7,149
Amortization of deferred policy acquisition costs	169,270	44,848	215,500	79,132
Other operating costs and expenses	24,851	18,902	44,371	40,615
Total benefits and expenses	254,177	164,319	949,831	747,913
Income before income taxes	184,755	28,660	224,280	44,795
Income tax expense	64,642	9,901	78,136	15,565
Net income	$120,113	$18,759	$146,144	$29,230

Earnings per common share	$1.87	$0.31	$2.29	$0.49
Earnings per common share - assuming dilution	$1.71	$0.30	$2.09	$0.46

Weighted average common shares outstanding (in thousands):
Earnings per common share	64,254	59,943	63,787	59,822
Earnings per common share - assuming dilution	70,382	64,254	69,882	64,230

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss), we have consistently utilized operating income and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations, fair value changes in derivatives and embedded derivatives, loss on extinguishment of debt and changes in litigation reserves. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income to Operating Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Net income	$120,113	$18,759	$146,144	$29,230
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI (a)	(3,574)	861	(6,378)	4,408
Change in fair value of derivatives and embedded derivatives (a)	(84,653)	7,736	(74,416)	23,478
Litigation reserve (a)	(1,969)	—	(1,969)	—
Extinguishment of debt	345	—	345	—
Operating income (a non-GAAP financial measure)	$30,262	$27,356	$63,726	$57,116
Per common share - assuming dilution:
Net income	$1.71	$0.30	$2.09	$0.46
Adjustments to arrive at operating income:
Net realized investment (gains) losses, including OTTI	(0.05)	0.01	(0.09)	0.07
Changes in fair value of derivatives and embedded derivatives	(1.20)	0.12	(1.06)	0.37
Litigation reserve	(0.03)	—	(0.03)	—
Extinguishment of debt	—	—	—	—
Operating income (a non-GAAP financial measure)	$0.43	$0.43	$0.91	$0.90

(a)
Adjustments to net income to arrive at operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and net of income taxes.

American Equity Investment Life Holding Company

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on equity is calculated by dividing net income and operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").

Twelve Months Ended
June 30, 2013
(Dollars in thousands)
Average Stockholders' Equity [1]
Average equity including average AOCI	$1,509,864
Average AOCI	(412,076)
Average equity excluding average AOCI	$1,097,788

Net income	$174,712
Operating income	116,797

Return on Average Equity Excluding Average AOCI
Net income	15.91%
Operating income	10.64%
1 - simple average based on stockholders' equity at beginning and end of the twelve month period.